Rule 424(b)(3) and Rule 424(c)
                                                         SEC File No. 333-108655

                  Prospectus Supplement dated December 19, 2003
                      To Prospectus dated October 16, 2003

Reoffer Prospectus

                               BUYERS UNITED, INC.
                                  COMMON STOCK

     This prospectus covers 8,779,333 shares of the common stock of Buyers United, Inc., that may be sold from time to time by the persons listed under the caption "Selling Security Holders," beginning on page 37 of the prospectus to which this supplement is attached. The selling security holders own

     o    Warrants to purchase 109,375 shares at a price of $1.25 per share
     o    Warrants to purchase 4,466,856 shares at a price of $2.00 per share
     o    Warrants to purchase 672,700 shares at a price of $2.50 per share
     o Options to purchase 2,189,152 shares at prices ranging from $2.00 to $5.392 per share
     o Convertible notes in the amount of $1,162,500 convertible at $2.00 per share
     o Convertible notes in the amount of $1,775,000 convertible at $2.50 per share
     o    50,000 shares of common stock

     Buyers United will receive the proceeds from exercise of the warrants and options and will benefit from extinguishment of the debt represented by the convertible notes, but will not receive any proceeds or benefit from the resale of the shares by the selling security holders.

     Quotations for our common stock are reported on the OTC Bulletin Board under the symbol "BYRS." On December 18, 2003, the closing bid price for our common stock was $2.21 per share.

     See "Risk Factors" beginning on page 3 of the prospectus for information you should consider before you purchase shares.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

              Notice About Information Presented In This Supplement

     o We provide information to you on the shares offered by Selling Security Holders in this supplement and the prospectus dated October 16, 2003. This supplement may be used by the Selling Security Holders to offer their shares only if accompanied by the prospectus.

     o This supplement provides information that supercedes, or is in addition to, information presented in the prospectus. If there is any difference between the information presented in this supplement and the information contained in the prospectus, you should rely on the information in this supplement.

     o You should rely only on the information provided in this supplement and the prospectus. We have not authorized anyone to provide you with different information.

     o We do not claim the information contained in this supplement or the accompanying prospectus is accurate as of any date other than the dates on their respective covers.

                                  SUPPLEMENTAL INFORMATION

Warrants exercised

     As of December 18, 2003 22,500 warrants have been exercised by Selling Security Holders and the total amount received by Buyers United through the exercise of these warrants is $43,750.

Warrants purchased

     C.E. Unterberg, Towbin, a member firm of the National Association of Securities Dealers, Inc., purchased from Karl and Kay Malone warrants for the purchase of 500,000 shares of common stock at an exercise price of $2.00 per share. This firm intends to exercise the warrants and offer the shares of common stock to its clients. These sales may be at prevailing market prices or at fixed or negotiated prices. As a result of its participation in the offering, C.E. Unterberg, Towbin may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, so any commissions or discounts paid to or received by it on, or profit derived from, resale of the shares may be deemed to be underwriting commissions or discounts. The maximum commission, discount, or profit that may be paid to or received by C.E. Unterberg, Towbin on sale of any of the common stock cannot exceed eight percent of the original purchase price for the common stock, which is $0.16 per share.

MyACD, Inc.

     At the end of October 2003 Buyers United acquired the exclusive right to sell and manage the enhanced telecommunications functions of MyACD, Inc. with a one-year option to purchase it at a predetermined price. During the term of the agreement, Buyers United has the sole right to manage sales, service, and billing of MyACD services. Under the agreement MyACD will continue to provide enhanced service development and configuration and Buyers United will reimburse MyACD for costs related to these activities.

Periodic reports

     We currently file periodic reports pursuant to the Securities and Exchange Act of 1934. On November 14, 2003 we filed electronically with the with the Securities and Exchange Commission our Quarterly Report on Form 10-QSB for the period ended September 30, 2003.

Forward-looking statements

     You should carefully consider the risk factors set forth in the prospectus, as well as the other information contained in this supplement and the prospectus. This supplement and the prospectus contain forward-looking statements regarding events, conditions, and financial trends that may affect our plan of operation, business strategy, operating results, and financial position. You are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially from those included within the forward-looking statements as a result of various factors. Cautionary statements in the "Risk Factors" and "Management's Discussion and Analysis of Operating Results and Financial Condition" sections of the prospectus and elsewhere in this supplement and the prospectus identify important risks and uncertainties affecting our future, which could cause actual results to differ materially from the forward-looking statements made in this supplement and the prospectus.

Prospectus Supplement dated December 19, 2003


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